As filed with the Securities and Exchange Commission on August 27, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MASSEY ENERGY COMPANY

(Exact name of Registrant as specified in its Charter)

Delaware	95-0740960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4 North 4th Street

Richmond, Virginia 23219

804-788-1800

(Address of principal executive office, including zip code)

MASSEY ENERGY COMPANY 1997 RESTRICTED

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(Full title of the Plan)

Thomas J. Dostart, Esq.

Vice President, General Counsel and Secretary

Massey Energy Company

4 North 4th Street

Richmond, Virginia 23219

804-788-1800

(Name, address and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.625 par value	126,156 shares	$26.62	$3,358,272.72	$425.49

(1)	This Registration Statement covers 126,156 additional shares of common stock issuable under the Registrant’s 1997 Restricted Stock Plan for Non-Employee Directors (the “Plan”) by virtue of an amendment to the Plan increasing the number of shares issuable under the Plan.

(2)	Estimated solely for the purpose of computing the registration fee. This amount was calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of $26.62 per share, which was the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on August 25, 2004.

MASSEY ENERGY COMPANY

On November 30, 2000, Massey Energy Company, formerly Fluor Corporation (the “Company”), completed a reverse spin-off (the “Spin-Off”), which divided it into two separate publicly-traded corporations. As a result of the Spin-Off, the Company separated into (a) the spun-off corporation, “new” Fluor Corporation, which owns all of the Company’s then existing businesses except for the coal-related business conducted by A.T. Massey Coal Company, Inc. (“A.T. Massey”) and (b) “old” Fluor Corporation, subsequently renamed Massey Energy Company, which owns the coal-related business through its sole subsidiary A.T. Massey.

INCORPORATION OF DOCUMENTS BY REFERENCE

Pursuant to General Instruction E on Form S-8 regarding the registration of additional securities, Massey Energy Company (the “Company”) is hereby registering additional shares of Common Stock in the number set forth on the cover page of this Registration Statement. Such shares are of the same class as other securities of the Company for which a previous registration statement has been filed with the Securities and Exchange Commission (the “Commission”) relating to the Plan, and such registration statement, as listed below, is incorporated by reference herein:

(i) Registration Statement on Form S-8 (Registration No. 333-23809) filed on March 24, 1997, relating to the Registrant’s 1997 Restricted Stock Plan for Non-Employee Directors;

(ii) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(iii) the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004 and June 30, 2004;

(iv) Current Report on Form 8-K under Item 5 filed with the SEC on January 30, 2004 (containing a press release announcing that it has entered into a new $130.0 million asset-based revolving credit facility which includes a $100.0 million sublimit for letters of credit);

(v) Current Report on Form 8-K under Item 5 filed with the SEC on March 31, 2004 (containing a press release reporting a proposed private offering of $150.0 million aggregate principal amount of Convertible Senior Notes due 2024 (plus an additional $25.0 million aggregate principal amount subject to the option of the initial purchasers));

(vi) Current Report on Form 8-K under Item 5 filed with the SEC on April 2, 2004 (containing a press release reporting the pricing of its private offering of $150.0 million aggregate principal amount of 2.25% Convertible Senior Notes due April 1, 2024 (plus an additional $25.0 million aggregate principal amount subject to the option of the initial purchasers)); and

(vii) Current Report on Form 8-K under Item 5 filed with the SEC on April 8, 2004 (containing a press release reporting the closing of its private offering of $175.0 million aggregate principal amount of 2.25% Convertible Senior Notes due April 1, 2024).

All documents filed by the Company and the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ADDITIONAL INFORMATION

The Plan originally had 60,000 shares reserved for issuance. On February 23, 2001, the Board of Directors of the Company approved an amendment to the Plan increasing the number of shares of Common Stock reserved for issuance under the Plan, subject to shareholder approval. On April 17, 2001 the Company’s shareholders approved the amendment to the Plan to increase the number of shares of Common Stock reserved for issuance under the Plan. As of the date of this Registration Statement, approximately 126,156 shares are available for issuance under the Plan.

All other provisions of the Plan remain, unchanged, in full force and effect.

Item 6. Indemnification of Directors and Officers.

Our restated certificate of incorporation provides generally for indemnification of our officers and directors to the fullest extent authorized by the General Corporation Law of the State of Delaware (“DGCL”). Pursuant to Section 145 of the DGCL, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the corporation, however, indemnification is not available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless the court determines that indemnification is appropriate. In addition, the corporation has the power to purchase and maintain insurance for such person. The statute also expressly provides that the power to indemnify that it authorizes is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

As permitted by Section 102 of the DGCL, our stockholders have approved and incorporated provisions into our restated certificate of incorporation eliminating a director’s personal liability for monetary damages to us and our stockholders arising from a breach of a director’s fiduciary duty, except for Section 174 of the DGCL or liability for any breach of the director’s duty of loyalty to us or our stockholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or for any transaction in which the director derived an improper personal benefit.

Item 8. Exhibits.

Exhibit No.

5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

10.1	Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, as amended and restated effective November 30, 2000 (filed as Exhibit 10.12 to Massey’s annual report on Form 10-K for the fiscal year ended October 31, 2000 and incorporated by reference).

23.1	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney for Officers and Directors (included on signature page).

Item 9. Undertakings.

The undersigned registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (i) and (ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement, shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of the issue.

SIGNATURES

The Registrant, pursuant to the requirements of the Securities Act, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charleston, State of West Virginia, on this 25th day of August, 2004.

MASSEY ENERGY COMPANY
(Registrant)

By:	/s/ Don L. Blankenship
Don L. Blankenship, Chairman,
Chief Executive Officer and President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on this 25th day of August, 2004. Each person whose signature appears below hereby authorizes the agent for service named in the Registration Statement to execute in the name of each such person, and to file any and all amendments, including post-effective amendments, to this Registration Statement, making such changes in the Registration Statement as the Registrant deems appropriate, and appoints such agent for service as attorney-in-fact to sign in his behalf individually and in each capacity stated below and file all amendments and post-effective amendments to this Registration Statement.

Signature		Title

By:	/s/ Don L. Blankenship	Chairman, Chief Executive Officer and President
D. L. Blankenship

By:	/s/ B. F. Phillips, Jr.	Senior Vice President and Chief Financial Officer
B. F. Phillips, Jr.

By:	/s/ E. B. Tolbert	Controller
E. B. Tolbert

By:	/s/ E. G. Gee	Director
E. G. Gee

By:	/s/ W. R. Grant	Director
W. R. Grant

By:	/s/ J. H. Harless	Director
J. H. Harless

By:	/s/ B. R. Inman	Director
B. R. Inman

By:	/s/ D. R. Moore	Director
D. R. Moore

By:	/s/ M. R. Seger	Director
M. R. Seger

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion of Hunton & Williams LLP as to the legality of the securities being registered.

10.1	Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, as amended and restated effective November 30, 2000 (filed as Exhibit 10.12 to Massey’s annual report on Form 10-K for the fiscal year ended October 31, 2000 and incorporated by reference).

23.1	Consent of Hunton & Williams LLP (included in the opinion filed as Exhibit 5.1 to the Registration Statement).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney for Officers and Directors (included on signature page).